SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported)
December 31, 2000

MELLON BANK PREMIUM FINANCE LOAN MASTER TRUST
(Exact name of registrant as specified in charter)

New York	333-11961	25-0659306

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Mellon Center, Pittsburgh, Pennsylvania 15258-0001
(Address of principal executive offices)   (Zip Code)

Registrant’s telephone number, including area code (412) 234-5000

                                   Not Applicable
(Former name or former address, if changed since last report.)

Item 5. Other Events

      The tables attached hereto as Exhibit 19.1 (the “Updated Tables”) update the tables contained on pages 37 through 41 (the “Original Tables”) of the Mellon Bank Premium Finance Loan Master Trust Prospectus, dated December 12, 1996 (the “Prospectus”), which forms a part of the Registration Statement on Form S-3, No. 333-11961. The “Geographic Concentration” table appearing on pages 38 and 39 of the Prospectus has been updated to reflect the fact that additional states became Permitted States and that address changes for insureds have occurred. The table under the caption “Loan Loss Experience” has been updated to set forth loss experience for the Identified Portfolio for the years 2000, 1999, 1998 and 1997, respectively. The table under the caption “Loan Delinquency Experience Following Cancellation” has been updated to add a new table to show delinquency experience for the Identified Portfolio for the years 2000, 1999, 1998 and 1997, respectively. The table under the caption “Originators’ Portfolio Yield” has been updated to add a new table to show portfolio yield information for the Identified Portfolio for the years 2000, 1999, 1998 and 1997, respectively. Capitalized but undefined terms used herein have the meanings set forth in the Prospectus.

Management’s Discussion and Analysis

      The Annualized Portfolio Yield was 10.83%, 10.21%, 11.30% and 11.29% for the years 2000, 1999, 1998 and 1997, respectively. There are two primary reasons for the decrease from 1997 and 1998 to 1999. First, the cost of the Servicer’s funds was lower on average during 1999, and the Servicer passed its lower costs on to its customers. Second, the Servicer’s increased marketing focus on larger loans, together with increased competition from insurance companies in extending financing terms for small and medium loans, resulted in a greater concentration of larger loans, generally at comparatively lower rates, in the portfolio. The primary reason for the increase in Annualized Portfolio Yield from 1999 to 2000 was that the cost of the Servicer’s funds was higher on average during 2000, and the Servicer was largely able to pass its higher costs on to its customers.

      Net charge offs, as a percentage of the average outstanding principal balance of loans in the Identified Portfolio, decreased from 0.41% for 1998 to 0.30% for 1999 to 0.22% for 2000. This decrease was the result of the Servicer’s increased marketing focus on larger loans, which have generally involved customers of higher credit quality.

      Net charge offs, as a percentage of the average outstanding principal balance of loans in the Identified Portfolio, increased to 0.41% for 1998 from 0.16% for 1997. This increase resulted from a number of factors.

      First, the Identified Portfolio was initially constituted in December, 1996 with a bulk transfer to the Trust of loans which could not be delinquent for more than thirty days. This resulted in an unusually low net charge-off percentage for 1997. Also, in 1998 there were lower originations of new loans which, when compared to charge-offs resulting in part from higher originations in 1997, yielded a higher charge-off percentage. Other contributors to the increase were: economic pressures affecting the insurance industry, which resulted in insurance companies being more assertive in resisting making unearned premium refunds; the utilization of new insurance agents and increased extended payment terms, which resulted in increased risk of nonpayment; and higher levels of borrower bankruptcies.

      In the accompanying table “Originators’ Portfolio Yield/Identified Portfolio”, the Average Month Outstanding Principal Balance Receivables for the years presented do not include amounts held on deposit in the Excess Funding Account, and the Interest and Fee Income does not include earnings on amounts so held on deposit. Funds were deposited in the Excess Funding Account in each month of 1998 other than February, August and November, in each month of 1999 other than July and August and in each month of 2000 other than May and August for the purpose of maintaining the required Minimum Transferor Interest under the Pooling and Servicing Agreement. If the amounts so held on deposit and the earnings on such amounts had been included in the table, the Average Revenue Yield for (1) 2000 would have been 10.70% as compared to 10.83%; (2) 1999 would have been 10.06% as compared to 10.21% and (3) 1998 would have been 11.20% as compared to 11.30%, in each case as set forth in the accompanying “Originators’ Portfolio Yield/Identified Portfolio” table.

      The Average Principal Balance of Receivables for 2000 (as defined) was $534,932,000 as compared to $527,470,000 for 1999, and $536,913,000 and $562,229,000 for 1998 and 1997, respectively. The decrease from 1997 through 1999 resulted primarily from a reduction in the overall market for premium finance loans as insurance companies began to extend financing terms to insureds. The increase from 1999 to 2000 resulted from general price increases in underlying premiums. At December 31, 2000, the outstanding principal balance of Receivables was $528,613,786. At such date, $5,000,000 was held in the Excess Funding Account.

      As of June 30, 1998, the Pooling and Servicing Agreement was amended so as to permit the transfer to the Trust of Receivables represented by Premium Finance Agreements financing insurance policies which included policies written by Lloyds of London, subject to other limitations contained in the Pooling and Servicing Agreement. The amendment also confirms the prohibition of the transfer to the Trust of Receivables relating to any insurance carrier known to any of the Originators or the Transferor to be subject of any insolvency, receivership or other similar proceedings. The additional Receivables permitted by this amendment began to be transferred to the Trust on July 1, 1998.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

      (c) Exhibits

Exhibit No.

19.1	Updated Tables

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MELLON BANK PREMIUM FINANCE LOAN MASTER TRUST
(Registrant)

By: AFCO Credit Corporation, on behalf of Mellon Bank Premium Finance Loan Master Trust

By: /s/ C. Leonard O’Connell Name: C. Leonard O’Connell Title: Senior Vice President, Treasurer and Chief Financial Officer

Date: February 28, 2001

EXHIBIT INDEX

Exhibit Number	Description

19.1	Updated Tables